Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2013-13

RAI increases 3Q13 earnings

on strong operating performance;

tightens full-year EPS guidance

WINSTON-SALEM, N.C. – Oct. 22, 2013

Third Quarter 2013 – At a Glance

•	Adjusted EPS: Third quarter at $0.86, up 8.9 percent from prior-year quarter; nine months at $2.42, up 9.5 percent

o	Excludes charges for Engle progeny lawsuits, other tobacco-related litigation and implementation costs, and other special items*

•	Reported EPS: Third quarter at $0.84, up 13.5 percent; nine months at $2.60, up 31.3 percent

•	RAI tightens 2013 guidance: Adjusted EPS range of $3.17 to $3.27

o	Excludes special items*

•	Operating companies increase profit and key-brands market share:

o	Camel share up 0.4 pts. at 8.9 percent

o	Pall Mall share up 0.3 pts. at 8.9 percent

o	Grizzly share up 1.6 pts. at 30.4 percent

o	Natural American Spirit share up 0.3 pts. at 1.5 percent

•	R.J. Reynolds Vapor Company expands VUSE digital vapor cigarettes

•	RAI completes public offering of senior debt securities

* Special items are detailed in Schedule 2 and include the one-time benefit from the partial settlement of the Master Settlement Agreement (MSA) Non-Participating Manufacturer (NPM) adjustment claims (NPM Partial Settlement), implementation costs, Engle progeny lawsuits and other litigation charges, as well as 2012 charges for mark-to-market adjustments for postretirement plans, restructuring, Engle progeny lawsuits and other tobacco-related litigation.

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced third-quarter 2013 adjusted EPS of $0.86, up 8.9 percent from the prior-year quarter, benefiting from higher cigarette and moist-snuff pricing, and lower MSA expense. Adjusted EPS excludes charges for Engle progeny lawsuits and other tobacco-related litigation, and implementation costs. Reported third-quarter EPS was $0.84, up 13.5 percent.

For the first nine months of 2013, adjusted EPS was $2.42, up 9.5 percent, while reported EPS was $2.60, up 31.3 percent. Nine-month adjusted results exclude the above-referenced items, as well as the one-time benefit from the NPM Partial Settlement.

RAI tightened 2013 adjusted EPS guidance to a range of $3.17 to $3.27, up 7 percent to 10 percent from 2012’s adjusted EPS of $2.97. This guidance excludes the one-time benefit from the NPM Partial Settlement, implementation costs, and charges for Engle progeny lawsuits and other tobacco-related litigation.

3Q and Nine Months 2013 Financial Results – Highlights (unaudited) (all dollars in millions, except per-share amounts; for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)
	For the Three Months			For the Nine Months
	Ended Sept. 30			Ended Sept. 30
	2013	2012	% Change	2013	2012	% Change
Net sales	$ 2,135	$2,117	0.9%	$6,197	$6,226	(0.5)%

Operating income
Reported (GAAP)	$791	$719	10.0%	$2,476	$1,939	27.7%
Adjusted (Non-GAAP)	808	764	5.8%	2,298	2,144	7.2%

Net income
Reported (GAAP)	$457	$420	8.8%	$1,426	$1,133	25.9%
Adjusted (Non-GAAP)	468	448	4.5%	1,328	1,261	5.3%

Net income per diluted share
Reported (GAAP)	$0.84	$0.74	13.5%	$2.60	$1.98	31.3%
Adjusted (Non-GAAP)	0.86	0.79	8.9%	2.42	2.21	9.5%

MANAGEMENT’S PERSPECTIVE

Overview

“Strong performance by Reynolds American’s reportable business segments in the third quarter once again drove gains in both margins and earnings,” said Daniel M. Delen, president and chief executive officer of RAI. “Our companies continued to make significant investments in equity-building initiatives on their key brands and in the expansion of VUSE digital vapor cigarettes for long-term sustainable growth.”

Delen said he was especially pleased to report that RJR Tobacco, American Snuff and Santa Fe continued to make progress in the highly competitive marketplace, delivering market-share increases on all key brands. “These achievements speak to the effective execution of our companies’ strategies, as well as the abilty to navigate what is still a tough economic environment,” he said.

With a successful nine months behind it, RAI has tightened 2013 guidance and now expects full-year adjusted earnings to increase by 7 percent to 10 percent, compared with 2012’s adjusted results. This guidance excludes the one-time benefit from the NPM Partial Settlement, and charges for implementation costs, Engle progeny lawsuits and other tobacco-related litigation.

A highlight of the quarter was R.J. Reynolds Vapor Company’s expansion of VUSE digital vapor cigarettes to Colorado in July. “We are excited by the enthusiastic response to VUSE from consumers and retailers in Colorado,” Delen said. “VUSE has already captured market leadership in the state, which bodes well for the brand’s national expansion plans,” he said.

“VUSE is a highly differentiated product, and we believe that the brand will carve out a strong position in the rapidly growing e-cigarette market as adult smokers migrate to smoke-free alternatives,” Delen said. “VUSE is a great example of the type of successful innovation that is driving our strategy to transform the tobacco industry over the long term.”

RJR Tobacco

RJR Tobacco’s third-quarter adjusted operating income increased 7.5 percent from the prior-year quarter, to $652 million, benefitting from higher pricing and lower MSA cost. Adjusted results exclude charges of $14 million for Engle progeny lawsuits and other tobacco-related litigation, and $3 million for implementation costs.

For the first nine months, RJR Tobacco’s adjusted operating income increased 8.7 percent from the prior-year period, to $1.88 billion. Adjusted results exclude the above-referenced items, as well as a $217 million one-time benefit from the NPM Partial Settlement.

The company also increased third-quarter adjusted operating margin, which was up 3.3 percentage points from the prior-year quarter, at 37.5 percent, bringing the nine-month adjusted operating margin to 36.8 percent.

Cigarette volume declines continued to moderate in the third quarter. RJR Tobacco’s third-quarter cigarette shipments declined 4.3 percent from the prior-year quarter, while industry shipments were in line with the prior-year quarter. After adjusting for wholesale inventory changes and one additional shipping day, RJR Tobacco estimates that industry cigarette volumes were down about 3.5 percent in the quarter.

RJR Tobacco’s total cigarette market-share decline also continued to moderate in the third quarter as gains on the company’s two growth brands continue to mitigate declines on its other brands. Total market share was down 0.5 percentage points from the prior-year quarter, at 26.0 percent.

Camel and Pall Mall, RJR Tobacco’s growth brands, made solid gains in third-quarter market share, with their combined share increasing 0.7 percentage points from the prior-year quarter, to 17.8 percent. These brands account for almost 70 percent of the company’s total share.

Camel’s strong momentum continued in the third quarter, with market share increasing 0.4 percentage points from the prior-year quarter, to 8.9 percent. Once again, Camel improved its position in premium menthol as the brand’s menthol styles increased their third-quarter market share by 0.5 percentage points from the prior-year quarter, to 3.5 percent.

Camel SNUS, the leading brand in the growing U.S. snus category with market share of nearly 80 percent, broadened its portfolio in the third quarter with the national expansion of Frost Large.

Pall Mall increased its third-quarter market share by 0.3 percentage points from the prior-year quarter, to 8.9 percent. Pall Mall is also growing in menthol, with the expansion of its menthol portfolio late last year. Trial and conversion remain strong as more adult smokers discover Pall Mall’s true value proposition — a quality cigarette at an affordable price.

American Snuff

American Snuff’s third-quarter operating income increased 5.5 percent from the prior-year quarter, to $106 million, benefiting from higher moist-snuff volume and pricing.

For the first nine months, the company’s adjusted operating income increased 10.3 percent from the prior-year period, to $308 million. Adjusted results exclude $2 million for implementation costs.

American Snuff’s operating margin remained strong in the third quarter at 57.0 percent, and that brought the company’s nine-month adjusted operating margin to 56.4 percent.

Growth in American Snuff’s third-quarter moist-snuff volume again led the industry, increasing 7.1 percent from the prior-year quarter, compared to industry growth of about 5 percent. As a result, the company’s moist-snuff market share increased 1.2 percentage points, to 33.4 percent.

American Snuff’s powerful Grizzly brand, the moist-snuff leader, again increased its market share, which rose by 1.6 percentage points from the prior-year quarter, to 30.4 percent. This increase was on volume growth of 8.3 percent.

Strong consumer interest in Grizzly’s pouch styles and wintergreen offerings continued to drive the brand’s growth.

Santa Fe

Santa Fe delivered another outstanding quarter, increasing operating income by 29.4 percent from the prior-year quarter, to $82 million, benefiting from higher volume and pricing.

For the first nine months, the company’s adjusted operating income was up 20.1 percent, at $207 million. Adjusted results exclude $1 million for implementation costs, as well as a one-time benefit of $2 million from the NPM Partial Settlement.

Santa Fe’s third-quarter operating margin rose 0.5 percentage points to 51.0 percent, bringing nine-month adjusted operating margin to 48.8 percent.

Natural American Spirit, the nation’s leading super-premium cigarette brand, improved both volume and market share in the third quarter as the brand’s strong equity — based on distinctive additive-free natural tobacco styles, including styles made with organic tobacco — continued to build a loyal franchise.

Natural American Spirit’s third-quarter volume rose by 21.7 percent from the prior-year quarter, while the brand’s market share was up 0.3 percentage points, at 1.5 percent.

FINANCIAL UPDATE

Reynolds American’s third-quarter adjusted EPS of $0.86 was up 8.9 percent from the prior-year quarter on higher pricing, lower MSA cost and the impact of the share repurchase program. Adjusted EPS excludes a charge of $0.02 for Engle progeny lawsuits and other tobacco-related litigation.

On a reported basis, third-quarter EPS was $0.84, up 13.5 percent.

For the first nine months, adjusted EPS was $2.42, up 9.5 percent from the prior-year period. These results exclude the above-referenced items, as well as a $0.23 one-time benefit from the NPM Partial Settlement and a $0.02 charge for implementation costs. On a reported basis, nine-month EPS was $2.60, up 31.3 percent.

RAI further strengthened its adjusted operating margin in the third quarter, which rose 1.7 percentage points from the prior-year quarter, to 37.8 percent. This brought nine-month adjusted operating margin to 37.0 percent, up 2.6 percentage points.

Other financial highlights:

•	RAI completed a public offering of $1.1 billion senior debt securities in September. Last week, the company completed the make-whole call for $975 million of debt maturing in 2015 and 2016.

•	The company repaid $350 million of its term loan in the quarter. The remaining $150 million on the term loan was repaid on Oct. 8.

•	This month, RAI entered into a new $1.35 billion revolving credit facility.

•	R.J. Reynolds Tobacco Holdings, Inc. repaid its remaining $60 million of debt that matured in August.

•	During the quarter, RAI purchased 3.0 million shares for $150 million, bringing total repurchases under the company’s current program to 44.7 million shares for $1.9 billion.

•	The company ended the quarter with $2.7 billion in cash balances.

•	RAI contributed $50 million to its pension plans in July, and they remain well funded at about 90 percent on a PBO basis.

In addition, the arbitration panel issued rulings in September related to RJR Tobacco’s 2003 NPM adjustment claim, finding that six states had not diligently enforced their qualifying statutes in 2003. As a result of these rulings, RJR Tobacco believes it is entitled to approximately $266 million plus interest and earnings under the Master Settlement Agreement. Given the uncertainty of the timing and process for how RJR Tobacco will ultimately realize its share of the claim, no amounts have been recognized as of Sept. 30, 2013.

Thomas R. Adams, RAI’s chief financial officer, said that RAI continued to demonstrate its commitment to maintaining a strong balance sheet, while further enhancing shareholder return.

“These results reflect excellent performance and momentum by our operating companies, and now that the end of the year is in sight, we have tightened our guidance for 2013 adjusted EPS to a range of $3.17 to $3.27, from a previous $3.15 to $3.30,” Adams said.

This guidance excludes the one-time benefit from the NPM Partial Settlement , and charges for implementation costs, Engle progeny lawsuits and other tobacco-related litigation. Guidance also reflects significant investments to support the expansion of VUSE digital vapor cigarettes and other innovations, as well as initiatives that continue to build the equity of RAI’s operating companies’ key brands.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss third-quarter 2013 results at 9:00 a.m. Eastern Time on Tuesday, Oct. 22, 2013. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include:

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue regulations prohibiting menthol as a flavor in cigarettes or mint or wintergreen as a flavor in smokeless tobacco products;

•	the possibility that the FDA will issue regulations extending the FDA’s authority over tobacco products to e-cigarettes, subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products;

•	decreased sales resulting from the future issuance of “corrective communications” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility of being required to pay various adverse judgments in the Engle progeny and/or other litigation;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of R.J. Reynolds’ smoke-free tobacco products) under the MSA and other state settlement agreements;

•	the possibility that the arbitration panel’s award reflecting the partial resolution of the NPM adjustment disputes will be vacated or otherwise modified;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations, including the e-cigarette, VUSE, which is manufactured and distributed by an RAI subsidiary, RJR Vapor;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the effect of market conditions on interest-rate risk, foreign currency exchange-rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s revolving credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit ratings assigned to RAI, and to the senior unsecured long-term debt of RAI;

•	the restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions that may adversely affect manufacturing or other operations and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc. (B&W), RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement on July 30, 2014;

•	a termination of the governance agreement or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on RAI’s board and its board committees;

•	RAI’s shareholder rights plan (which, generally, will expire on July 30, 2014) not applying to British American Tobacco p.l.c. (BAT) except in limited circumstances; and

•	the expiration of the non-competition agreement between RAI and BAT on July 30, 2014.

Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include two of the best-selling cigarettes in the United States: Camel and Pall Mall. These brands, and its other brands, including Winston, Kool, Doral, Salem, Misty and Capri, are manufactured in a variety of styles and marketed in the United States.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the Zonnic brand name.

•	R.J. Reynolds Vapor Company makes and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales, external	$2,055	$2,020	$5,944	$5,965
Net sales, related party	80	97	253	261

Net sales	2,135	2,117	6,197	6,226
Cost of products sold	1,004	1,082	2,697	3,188
Selling, general and administrative expenses	339	311	1,020	934
Amortization expense	1	5	4	16
Restructuring charge	-	-	-	149

Operating income	791	719	2,476	1,939
Interest and debt expense	66	56	193	170
Interest income	(1)	(1)	(4)	(5)
Other expense, net	6	1	6	6

Income from continuing operations before income taxes	720	663	2,281	1,768
Provision for income taxes	263	243	855	635

Net income	$457	$420	$1,426	$1,133

Basic net income per share	$0.84	$0.75	$2.61	$1.99

Diluted net income per share	$0.84	$0.74	$2.60	$1.98

Basic weighted average shares, in thousands	542,631	562,387	546,768	568,663

Diluted weighted average shares, in thousands	544,650	564,395	548,701	570,955

Segment data:
Net sales:
R.J. Reynolds	$1,737	$1,772	$5,087	$5,236
American Snuff	185	174	546	504
Santa Fe	160	125	423	354
All Other	53	46	141	132

	$2,135	$2,117	$6,197	$6,226

Operating income:
R.J. Reynolds	$635	$565	$2,056	$1,536
American Snuff	106	98	306	277
Santa Fe	82	63	208	172
All Other	(15)	(1)	(38)	11
Corporate	(17)	(6)	(56)	(57)

	$791	$719	$2,476	$1,939

Supplemental information:
Excise tax expense	$972	$993	$2,810	$2,944
Master Settlement Agreement and other state settlement expense	$532	$599	$1,321	$1,779
Federal tobacco buyout expense	$51	$53	$157	$164
FDA fees	$31	$30	$94	$91

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended September 30,
	2013			2012
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$791	$457	$0.84	$719	$420	$0.74
The GAAP results include the following:
Implementation costs	3	2	-	-	-	-
Other tobacco-related litigation charges	4	3	0.01	5	3	0.01
Engle Progeny cases	10	6	0.01	-	-	-
Mark-to-market pension/postretirement adjustments	-	-	-	40	25	0.04

Total adjustments	17	11	0.02	45	28	0.05

Adjusted results	$808	$468	$0.86	$764	$448	$0.79

	Nine Months Ended September 30,
	2013			2012
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$2,476	$1,426	$2.60	$1,939	$1,133	$1.98
The GAAP results include the following:
One-time benefit from the NPM Partial Settlement	(219)	(124)	(0.23)	-	-	-
Implementation costs	15	10	0.02	-	-	-
Other tobacco-related litigation charges	9	6	0.01	5	3	0.01
Engle progeny cases	17	10	0.02	11	7	0.02
Restructuring charge	-	-	-	149	93	0.16
Mark-to-market pension/postretirement adjustments	-	-	-	40	25	0.04

Total adjustments	(178)	(98)	(0.18)	205	128	0.23

Adjusted results	$2,298	$1,328	$2.42	$2,144	$1,261	$2.21

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	Sept. 30,	Dec. 31,
	2013	2012
Assets
Cash and cash equivalents	$2,694	$2,502
Other current assets	2,145	2,310
Trademarks and other intangible assets, net	2,451	2,455
Goodwill	8,011	8,011
Other noncurrent assets	1,291	1,279

	$16,592	$16,557

Liabilities and shareholders’ equity
Tobacco settlement accruals	$1,602	$2,489
Other current liabilities	2,408	1,280
Long-term debt (less current maturities)	5,103	5,035
Deferred income taxes, net	485	461
Long-term retirement benefits (less current portion)	1,714	1,821
Other noncurrent liabilities	200	214
Shareholders’ equity	5,080	5,257

	$16,592	$16,557

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended September 30,
	2013			2012
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe

GAAP operating income	$635	$106	$82	$565	$98	$63

The GAAP results include the following:
Implementation costs	3	-	-	-	-	-
Other tobacco-related litigation charges	4	-	-	5	-	-
Engle Progeny cases	10	-	-	-	-	-
Mark-to-market pension/postretirement adjustments (1)	-	-	-	36	2	-

Total adjustments	17	-	-	41	2	-

Adjusted operating income	$652	$106	$82	$606	$100	$63

	Nine Months Ended September 30,
	2013			2012
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe

GAAP operating income	$2,056	$306	$208	$1,536	$277	$172

The GAAP results include the following:
One-time benefit from the NPM Partial Settlement	(217)	-	(2)	-	-	-
Implementation costs	12	2	1	-	-	-
Other tobacco-related litigation charges	9	-	-	5	-	-
Engle progeny cases	17	-	-	11	-	-
Restructuring charge (2)	-	-	-	138	-	-
Mark-to-market pension/postretirement adjustments (1)	-	-	-	36	2	-

Total adjustments	(179)	2	(1)	190	2	-

Adjusted operating income	$1,877	$308	$207	$1,726	$279	$172

(1)	For the three and nine months ended September 30, 2012, RAI and its operating companies recorded aggregate mark-to-market adjustments of $40 million, including $2 million in corporate costs.
(2)	For the nine months ended September 30, 2012, RAI and its operating companies recorded aggregate restructuring charges of $149 million, including $11 million in corporate costs.

Schedule 4

R.J. REYNOLDS CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):	Three Months Ended				Nine Months Ended
	Sep 30,		Change		Sep 30,		Change
	2013	2012	Units	%	2013	2012	Units	%
Camel	5.5	5.3	0.2	4.0%	15.8	15.9	(0.1)	-0.7%
Pall Mall	5.6	5.7	(0.1)	-2.4%	16.0	16.2	(0.2)	-1.3%

Total growth brands	11.1	11.0	0.1	0.7%	31.8	32.1	(0.3)	-1.0%

Other	5.6	6.4	(0.8)	-12.7%	16.8	19.7	(2.9)	-14.8%

Total R.J. Reynolds domestic	16.7	17.4	(0.7)	-4.3%	48.6	51.8	(3.2)	-6.3%

Total premium	9.7	10.0	(0.3)	-3.0%	28.2	30.1	(1.9)	-6.2%
Total value	7.0	7.5	(0.4)	-5.9%	20.4	21.7	(1.4)	-6.3%
Premium/total mix	57.9%	57.2%	0.7%		58.1%	58.0%	0.0%

Industry	72.3	72.3	(0.0)	0.0%	206.5	215.3	(8.8)	-4.1%
Premium	51.1	50.5	0.6	1.3%	146.7	152.2	(5.4)	-3.6%
Value	21.2	21.9	(0.6)	-2.9%	59.8	63.1	(3.3)	-5.3%
Premium/total mix	70.7%	69.8%	0.9%		71.0%	70.7%	0.4%

RETAIL SHARE OF MARKET:	Three Months Ended				Nine Months Ended
	Sep 30,				Sep 30,
	2013	2012	Change		2013	2012	Change
Camel	8.9%	8.5%	0.4		8.7%	8.4%	0.3
Pall Mall	8.9%	8.7%	0.3		8.9%	8.5%	0.4

Total growth brands	17.8%	17.2%	0.7		17.7%	16.9%	0.7

Other	8.1%	9.2%	(1.1)		8.4%	9.6%	(1.2)

Total R.J. Reynolds domestic	26.0%	26.4%	(0.5)		26.0%	26.5%	(0.5)

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Industry volume data based on information from Management Science Associates, Inc.

Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended				Nine Months Ended
	Sep 30,		Change		Sep 30,		Change
	2013	2012	Units	%	2013	2012	Units	%

Grizzly	105.0	97.0	8.1	8.3%	309.5	289.0	20.5	7.1%
Other	11.7	12.0	(0.3)	-2.4%	34.6	35.7	(1.1)	-3.2%

Total moist snuff cans	116.7	108.9	7.8	7.1%	344.1	324.7	19.3	6.0%

RETAIL SHARE OF MARKET:

	Three Months Ended				Nine Months Ended
	Sep 30,				Sep 30,
	2013	2012	Change		2013	2012	Change

Grizzly	30.4%	28.8%	1.6		30.1%	28.8%	1.2
Other	3.0%	3.4%	(0.3)		3.1%	3.4%	(0.3)

Total retail share of market	33.4%	32.2%	1.2		33.2%	32.3%	0.9

SANTA FE CIGARETTE VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in billions):

	Three Months Ended				Nine Months Ended
	Sep 30,		Change		Sep 30,		Change
	2013	2012	Units	%	2013	2012	Units	%

Natural American Spirit	1.0	0.8	0.2	21.7%	2.7	2.3	0.4	17.1%

RETAIL SHARE OF MARKET:

	Three Months Ended				Nine Months Ended
	Sep 30,				Sep 30,
	2013	2012	Change		2013	2012	Change

Natural American Spirit	1.5%	1.2%	0.3		1.4%	1.1%	0.2

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

Retail shares of market are as reported by Information Resources Inc./Capstone.